EXHIBIT 10.13
Name of Grantee: «First_Name» «Last_Name»
WEST CORPORATION
Restricted Stock Award and Special Bonus Agreement
West Corporation
11808 Miracle Hills Drive
Omaha, Nebraska 68154
Attention: Mr. David Mussman
Ladies and Gentlemen:
The undersigned Grantee (i) acknowledges receipt of an award (the “Award”) of restricted stock from West Corporation, a Delaware corporation (the “Company”), under the Company’s 2006 Executive Incentive Plan (the “Plan”), subject to the terms set forth below and in the Plan, a copy of which Plan, as in effect on the date hereof, is attached hereto as Exhibit A; and (ii) agrees with the Company as follows:
     1. Effective Date. This Agreement shall take effect as of ___, 2006, which is the date of grant of the Award (the “Grant Date”).
     2. Shares Subject to Award. The Award consists of a total of «Total_Shares» shares (the “Shares”) of Class A Common Stock, par value $  per share, of the Company (“Stock”) with a fair market value on the Grant Date of $  per Share and «Total_Value» in the aggregate. Of the Shares subject to the Award:
     A. 33.33% of the Shares shall be “Tranche 1 Shares”;
     B. 22.22% of the Shares shall be “Tranche 2 Shares”; and
     C. 44.45% of the Shares shall be “Tranche 3 Shares.”
     The Grantee’s rights to the Shares are subject to the restrictions described in this Agreement and the Plan (which is incorporated herein by reference with the same effect as if set forth herein in full) in addition to such other restrictions, if any, as may be imposed by law.
     3. Nontransferability of Shares. The Shares acquired by the Grantee pursuant to this Agreement shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of except as provided in the Stockholders Agreement dated as of October 24, 2006 among the Grantee, the Company, certain of the Company’s subsidiaries and certain of the Company’s stockholders (the “Stockholders Agreement”).
     4. Forfeiture Risk. If the Grantee ceases to be employed by the Company and its subsidiaries for any reason, including death then (subject to any contrary provision of this Agreement or, subject to Section 6.B.3 below, any other written agreement between the

Company and the Grantee with respect to vesting and termination of Shares granted under the Plan) any and all outstanding and unvested Shares acquired by the Grantee hereunder shall be automatically and immediately forfeited. In addition, upon an Exit Event, any and all outstanding Tranche 2 Shares and Tranche 3 Shares that have not previously vested and do not vest as a result of the Exit Event shall be automatically and immediately forfeited following such Exit Event, all as provided for in Section 6 of this Agreement. The Grantee hereby (i) appoints the Company as the attorney-in-fact of the Grantee to take such actions as may be necessary or appropriate to effectuate a transfer of the record ownership of any such shares that are unvested and forfeited hereunder, (ii) agrees to deliver to the Company, as a precondition to the issuance of any certificate or certificates with respect to unvested Shares hereunder, one or more stock powers, endorsed in blank, with respect to such Shares, and (iii) agrees to sign such other powers and take such other actions as the Company may reasonably request to accomplish the transfer or forfeiture of any unvested Shares that are forfeited hereunder.
     5. Certificates. The Company will issue the Grantee a certificate representing the Shares. If unvested Shares are held in book entry form at any time thereafter, the Grantee agrees that the Company may give stop transfer instructions to the depositary, stock transfer agent or other keeper of the Company’s stock records to ensure compliance with the provisions hereof.
     6. Vesting of Shares. The Shares acquired hereunder shall vest during the Grantee’s employment by the Company or its subsidiaries in accordance with the provisions of this Section 6 and applicable provisions of the Plan, as follows:
     A. Tranche 1: The Tranche 1 Shares will vest as follows:
          20% on and after___, 2007;
          20% on and after___, 2008;
          20% on and after___, 2009;
          20% on and after___, 2010; and
          20% and after___, 2011.
Notwithstanding the above, 100% of a Grantee’s outstanding and unvested Tranche 1 Shares shall vest immediately upon a Change of Control.
B. Tranche 2 and Tranche 3: The vesting schedule for Tranche 2 and Tranche 3 Shares is subject to the Total Return of the Investors and the Investor IRR as of an Exit Event, subject to the terms and conditions of this Article 6.B.
1. Tranche 2 Shares shall become 100% vested upon an Exit Event if, after giving effect to any vesting of the Tranche 2 Shares on a Exit Event, Investors’ Total Return is greater than 200% and the Investor IRR exceeds 15%.
2. Tranche 3 Shares will be eligible to vest upon an Exit Event if, after giving effect to any vesting of the Tranche 2 Shares and/or Tranche 3 Shares on a Exit

Event, Investors’ Total Return is more than 200% and the Investor IRR exceeds 15%, with the amount of Tranche 3 Shares vesting upon the Exit Event varying with the amount by which the Investors’ Total Return exceeds 200%. Tranche 3 Shares will vest ratably using a straight-line method, as follows:
a) 100%, if, after giving effect to any vesting of the Tranche 2 Shares and/or the Tranche 3 Shares on an Exit Event, the Total Return is equal to or greater than 300%;
b) 0%, if, after giving effect to any vesting of the Tranche 2 Shares and/or the Tranche 3 Shares on an Exit Event, the Total Return is 200% or less; and
c) if, after giving effect to any vesting of the Tranche 2 Shares and/or the Tranche 3 Shares on an Exit Event, the Total Return is greater than 200% and less than 300%, then the Tranche 3 Shares shall vest by a percentage between 0% and 100% determined on a straight line basis as the Total Return increases from 200% to 300%.
3. Notwithstanding any other provision of this Section 6.B or the Change of Control Agreement (including, without limitation, Section 3(a)(iii) thereof), in the event of a termination of the Grantee’s employment during the Termination Period (as defined in the Change of Control Agreement), other than by reason of a Nonqualifying Termination (as defined in the Change of Control Agreement), any then unvested Tranche 1 Shares shall become fully vested, and any then unvested Tranche 2 and Tranche 3 Shares shall vest as of the date of such termination to the same extent such Shares would have vested pursuant to Section 6.B.1 or 6.B.2 on such date if an Exit Event had occurred on such date; provided, that, solely for purposes of this Section 6.B.3, the definition of “Investor IRR” and clause (iv) of the definition of “Total Return” hereunder shall be deemed to include the fair market value, as determined by the Board, of the portion of the Company’s Stock attributable to the Initial Investor Shares held by the Investors immediately prior to such termination.
4. To the extent that a Tranche 2 or Tranche 3 Share fails to vest upon an Exit Event pursuant to Section 6.B.1 or 6.B.2, or prior to an Exit Event pursuant to Section 6.B.3, such Tranche 2 or Tranche 3 Share shall automatically and immediately terminate.
5. Notwithstanding any other provision of this Section 6.B, a Grantee who is the holder of a Tranche 2 or Tranche 3 Share that vests pursuant to Section 6.B.1 or 6.B.2 due to an Exit Event that occurs prior to the end of the third anniversary of the date of grant of such Tranche 2 or Tranche 3 Share shall forfeit such a vested Share upon his or her termination of employment with the Company before the third anniversary of the date of grant of such a Share for any reason other than death, disability, a termination by the Company without Cause, or a termination by the Grantee for Good Reason. For the avoidance of doubt, this Section 6.B.5 shall not apply to any Tranche 2 or Tranche 3 Share that vests pursuant to Section 6.B.3.
Notwithstanding the foregoing (but subject to any contrary provision of this Agreement or, subject to Section 6.B.3, any other written agreement between the Company and the Grantee with respect to vesting and termination of Shares granted under the Plan), no Shares shall vest on any date specified above unless the Grantee is then, and since the Grant Date has continuously been, employed by the Company or its subsidiaries.
     7. Representations and Warranties of the Grantee. The Grantee represents and warrants that:
A. Authorization. The Grantee has full legal capacity, power, and authority to execute and deliver this Agreement and to perform the Grantee’s obligations hereunder. This Agreement has been duly executed and delivered by Grantee and is the legal, valid, and binding obligation of Grantee enforceable against Grantee in accordance with the terms hereof.
B. No Conflicts. The execution, delivery, and performance by the Grantee of this Agreement and the consummation by the Grantee of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any provision of law, statute, rule or regulation to which the Grantee is subject, (ii) violate any order, judgment or decree applicable to the Grantee, or (iii) conflict with, or result in a breach of default under, any term or condition of any agreement or other instrument to which the Grantee is a party or by which the Grantee is bound.
C. Review, etc. The Grantee has thoroughly reviewed this Agreement in its entirety. The Grantee has had an opportunity to obtain the advice of counsel (other than counsel to the Company or its Affiliates) prior to executing this Agreement, and fully understands all provisions of the Plan and this Agreement.
D. Investment Intent. The Grantee is acquiring the Shares solely for the Grantee’s own account for investment and not with a view to or for sale in connection with any distribution of the Shares or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Shares or any portion thereof in any transaction other than a transaction exempt from registration under the Securities Act. The Grantee further represents that the entire legal and beneficial interest of the Shares is being acquired, and will be held, for the account of the Grantee only and neither in whole nor in part for any other person.
E. Information Concerning the Company. The Grantee is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. The Grantee further represents and warrants that the Grantee has discussed the Company and its plans, operations and financial condition with its officers, has received all such information as the Grantee deems necessary and appropriate to enable the Grantee to evaluate the financial risk inherent in acquiring the Shares and has received satisfactory and complete information concerning the business and financial condition of the Company in response to all inquiries in respect thereof.
F. Capacity to Protect Interests. The Grantee has either (i) a preexisting personal or business relationship with the Company or any of its officers, directors, or controlling persons, consisting of personal or business contacts of a nature and duration to enable the Grantee to be aware of the character, business acumen and general business and financial circumstances of the person with whom such relationship exists, or (ii) such knowledge and experience in financial and business matters as to make the Grantee capable of evaluating the merits and risks of an investment in the Shares and to protect the Grantee’s own interests in the transaction, or (iii) both such relationship and such knowledge and experience.
     8. Company Representations.
A. Authorization. The Company has full legal capacity, power, and authority to execute and deliver this Agreement and to perform the Company’s obligations hereunder. This Agreement has been duly executed and delivered by the Company and is the legal, valid, and binding obligation of the Company enforceable against the Company in accordance with the terms hereof.
B. No Conflicts. The execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any provision of law, statute, rule or regulation to which the Company is subject, (ii) violate any order, judgment or decree applicable to the Company, or (iii) conflict with, or result in a breach of default under, any term or condition of any agreement or other instrument to which the Company is a party or by which the Company is bound.
     9. Legend. Any certificates representing Shares shall contain a legend substantially in the following form:
THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE COMPANY’S 2006 EXECUTIVE INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND WEST CORPORATION. COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE IN THE OFFICES OF WEST CORPORATION.
Upon the request of the Grantee, as soon as practicable following the vesting of any such Shares the Company shall cause a certificate or certificates covering such Shares, without the aforesaid legend, to be issued and delivered to the Grantee. If any Shares are held in book-entry form, the Company may take such steps as it deems necessary or appropriate to record and manifest the restrictions applicable to such Shares.
     10. Dividends, etc. The Grantee shall be entitled to (i) receive any and all dividends or other distributions paid with respect to those vested and unvested Shares of which the Grantee is the record owner on the record date for such dividend or other distribution, and (ii) subject to the terms of the Stockholders Agreement, vote any Shares of which the Grantee is the record owner on the record date for such vote; provided, however, that any property (other than cash) distributed with respect to a share of Stock (the “Associated Share”) acquired hereunder, including without limitation a distribution of Stock by reason of a stock dividend, stock split or otherwise, or a distribution of other securities with respect to an Associated Share, shall be subject to the restrictions of this Agreement in the same manner and for so long as the Associated Share remains subject to such restrictions, and shall be promptly forfeited if and when the Associated Share is so forfeited; and further provided, that the Administrator may require that any cash distribution with respect to the Shares other than a normal cash dividend be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan. Any amount so placed in escrow shall be paid to the Grantee promptly upon the vesting, if any, of the Associated Shares. References in this Agreement to the Shares shall refer, mutatis mutandis, to any such restricted amounts.
     11. Sale of Vested Shares. The Grantee understands that the sale of any Share, once it has vested, will remain subject to (i) satisfaction of applicable tax withholding requirements, if any, with respect to the vesting or transfer of such Share; (ii) the completion of any administrative steps (for example, but without limitation, the transfer of certificates) that the Company may reasonably impose; (iii) applicable requirements of federal and state securities laws; and (iv) the terms and conditions of the Stockholders Agreement to the extent that they are then in effect.
     12. Certain Tax Matters and Special Bonus. The Grantee expressly acknowledges the following:
A. The Grantee has been advised to confer promptly with a professional tax advisor to consider whether the Grantee should make a so-called “83(b) election” with respect to the Shares. Any such election, to be effective, must be made in accordance with applicable regulations and within thirty (30) days following the date of this Award and the Grantee must provide the Company with a copy of the 83(b) election prior to filing. The Company has made no recommendation to the Grantee with respect to the advisability of making such an election.
B. The award or vesting of the Shares acquired hereunder, and the payment of dividends with respect to such Shares, may give rise to “wages” subject to withholding. Except to the extent provided in Section 12.C below, the Grantee expressly acknowledges and agrees that his or her rights hereunder are subject to his or her promptly paying to the Company in cash (or by such other means as may be acceptable to the Company in its discretion), all taxes required to be withheld in connection with such award, vesting or payment. The Administrator shall, at the election of the Participant, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the applicable minimum statutory withholding rate).

C. The Company hereby agrees that if, and only if, the Grantee makes a timely 83(b) election with respect to all of the Shares, the Company will pay to the Grantee a special bonus (the “Special Bonus”) in an amount that after reduction for all taxes with respect to such Special Bonus equals the amount of the income tax due in respect of the Shares as a result of the filing of such 83(b) election; provided, that to the extent any Special Bonus would be considered “deferred compensation” for purposes of Section 409A of the Code, the manner and time of payment, and the provisions of this subsection C, shall be adjusted to the extent necessary (but only to the extent necessary) to comply with the requirements of Section 409A with respect to such payment so that the payment does not give rise to the interest or additional tax amounts described at Section 409A(a)(1)(B) or Section 409A(b)(4) of the Code (the “Section 409A penalties”); and further provided, that if, notwithstanding the immediately preceding proviso, the Special Bonus cannot be made to conform to the requirements of Section 409A of the Code, the amount of the Special Bonus shall be determined without regard to any gross-up for the Section 409A penalties. The Company shall apply a portion of any Special Bonus to satisfy in full any required withholding or other taxes required to be withheld in connection with the Award or such Special Bonus and shall pay the remaining portion on or prior to April 15th of the year following the year of the Grant Date.
     13. Definitions. The initially capitalized term Grantee shall have the meaning set forth on the first page of this Agreement; initially capitalized terms not otherwise defined herein shall have the meaning provided in the Plan and the Stockholders Agreement, and, as used herein, the following terms shall have the meanings set forth below:
     “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.
     “Cause” has the meaning set forth in the Plan.
     “Change of Control” has the meaning set forth in the Stockholders Agreement.
     “Change of Control Agreement” shall mean the Change in Control Severance Agreement, dated as of the ___ day of                     , 2006, between the Company and the Grantee.
     “Exit Event” means a transaction which results in the sale of at least 80% of the Company’s Stock held by the Investors immediately prior to such event for cash or marketable securities.
     “Good Reason” means without the Grantee’s express written consent, the occurrence of any of the following events: (1) either (i) a reduction in any material respect in the Grantee’s position(s), duties or responsibilities with the Company, or (ii) an adverse change in the Grantee’s reporting responsibilities, titles or offices with the Company, other than, for purposes of clauses (i) and (ii), a reduction or adverse change attributable to the fact that the Company is no longer a publicly-held company; (2) a reduction of 10 percent (10%) or more in the Grantee’s rate of annual base salary; (3) any requirement of the Company that the Grantee be based more than 50 miles from the facility where the Grantee is based on the date of grant; or (4) the failure of the Company to provide the Grantee with target bonus opportunities and employee benefits

(excluding equity-based compensation, equity-based benefits and nonqualified deferred compensation) that are substantially comparable in the aggregate to the target bonus opportunities and employee benefits provided to the Grantee by the Company and its affiliated companies immediately prior to the date of grant; provided, however, that an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company or any of its affiliated companies promptly after receipt of notice thereof given by the Grantee shall not constitute Good Reason.
     “Initial Investor Shares” has the meaning set forth in the Stockholders Agreement and shall include any stock, securities or other property or interests received by the Investors in respect of the Initial Investor Shares in connection with any stock dividend or other similar distribution, stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, repurchase, merger, exchange of stock or other transaction or event that affects the Company’s capital stock occurring after the date of issuance, but shall not include any Investor Shares acquired after the date of issuance.
     “Initial Public Offering” means the initial public offering of the common stock of the Company.
     “Investor IRR” means the internal rate of return of all of the Investors, measured in the aggregate, on their cost basis in the Initial Investor Shares. The internal rate of return shall take into account the amount and timing of all cash dividends and distributions to such Investors in respect of their Initial Investor Shares, all cash proceeds from the sale or other disposition of such Initial Investor Shares and the fair market value, as determined in good faith by the Board, of any other property, securities or other consideration received by the Investors in respect of such Initial Investor Shares. If the Exit Event is one which results in the sale less than 100% of the Company’s Stock held by the Investors immediately prior to such event, the internal rate of return shall also take into account the fair market value, as determined by the Board, of the portion of the Company’s Stock attributable to the Initial Investor Shares held by the Investors immediately after such Exit Event.
     “Investor Shares” has the meaning set forth in the Stockholders Agreement and shall include any stock, securities or other property or interests received by the Investors in respect of the Investor Shares in connection with any stock dividend or other similar distribution, stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, repurchase, merger, exchange of stock or other transaction or event that affects the Company’s capital stock occurring after the date of issuance.
     “Investors” shall have the meaning set forth in the Stockholders Agreement.
     “Person” shall mean any individual, partnership, corporation, association, trust, joint venture, unincorporated organization or other entity.
     “Total Return” shall mean the number, expressed as a percentage, equal to (1) the sum of, in each case measured from [October ___, 2006], (i) all cash dividends and distributions to the Investors in respect of their Initial Investor Shares, (ii) all cash proceeds from the sale or other disposition of such Initial Investor Shares, (iii) the fair market value, as determined in good faith by the Board, of any other property, securities or other consideration received by the Investors in respect of such Initial Investor Shares, and, (iv) solely in the case of an Exit Event which results in the sale of less than 100% of the Company’s Stock held by the Investors immediately prior to such event, the fair market value, as determined by the Board, of the portion of the Company’s Stock attributable to the Initial Investor Shares held by the Investors immediately after such Exit Event, divided by (2) the cost of such Initial Investor Shares.
     “Vest” as used herein with respect to any Share means the lapsing of the restrictions described herein with respect to such Share.
     14. General. For purposes of this Agreement and any determinations to be made by the Administrator or Compensation Committee, as the case may be, hereunder, the determinations by the Administrator or Compensation Committee, as the case may be, shall be binding upon the Grantee and any transferee.
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Very truly yours,

«First_Name» «Last_Name»

Address:

«Street»
«City», «State» «Zip»
Dated: ___, 2006
The foregoing Restricted Stock
Award and Special Bonus Agreement is hereby accepted:
WEST CORPORATION.

Name:
Title:

Section 83(b) Election
___, 2006
Department of the Treasury
Internal Revenue Service Center
Andover, MA 05501-0002
Ladies and Gentlemen:
     I hereby make an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended. The following information is submitted as required by Treas. Reg. §1.83-2(e):

1.	Name of Taxpayer:	«First_Name» «Last_Name»

	Home Address:	«Street»
«City», «State» «Zip»

Social Security No.:

2.	Property for which election is made:	«Total_Shares» Shares of Class A Common
Stock of West Corporation

3.	Date of Transfer:	____ __, 2006

4.	Taxable year for which election is made:	Calendar year 2006

5.	Restrictions to which property is subject:	The shares are subject to time-based and performance-based vesting restrictions and other forfeiture provisions as specified in a restricted stock award agreement and are restricted as to transfer in accordance with a stockholders agreement. The shares will generally be forfeited if employment ceases prior to vesting.

6.	The fair market value of the property at	«Total_Value»
the time of its transfer to me (without
regard to restrictions) was:

7.	Amount paid for the property:	$0.00
     A copy of this election has been furnished to the Company and to each other person, if any, required to receive the election pursuant to Treas. Reg. § 1.83-2(d).

     Please acknowledge receipt of this Section 83(b) Election by signing or stamping the enclosed copy of this letter and return it in the enclosed, self-addressed, stamped envelope.

Very truly yours,

«First_Name» «Last_Name»

cc: West Corporation